EXHIBIT 23

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    -----------------------------------------

As independent public accountants, we hereby consent to the incorporation by reference in this Form 10-K of our report dated January 25, 2001 included in American Home Products Corporation's (the Company) Annual Report to Stockholders for the year ended December 31, 2000. Furthermore, we consent to the incorporation of our reports dated January 25, 2001 included in or made part of this Form 10-K, into the Company's previously filed Registration Statements on Form S-3 (File Nos. 33-45324 and 33-57339) and on Form S-8 (File Nos. 2-96127,
33-24068, 33-41434, 33-53733, 33-55449, 33-45970, 33-14458, 33-50149, 33-55456,
333-15509 and 333-76939).

                               ARTHUR ANDERSEN LLP

New York, New York
March 16, 2001